                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                              Audiovox Corporation
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    050757103
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                          Werbel McMillin & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                September 7, 1995
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 Pages

                                 SCHEDULE 13D

-------------------                                       -----------------
CUSIP No. 050757103                                       Page 2 of 14 Pages
-------------------                                       ------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The SC Fundamental Value Fund, L.P.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,049,579(Includes 1,009,379 shares of underlying convertible debentures.)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,049,579   (Includes 1,009,379 shares of underlying convertible debentures.)

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,049,579   (Includes 1,009,379 shares of underlying convertible debentures.)

--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13.4%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                       --------------------
CUSIP No. 050757103                                       Page 3 of 14 Pages
-------------------                                       --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   556,189   (Includes 534,689 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   556,189   (Includes 534,689 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   556,189   (Inlcudes 534,689 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.6%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                       --------------------
CUSIP No. 050757103                                       Page 4 of 14 Pages
-------------------                                       --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [X]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable

--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,049,579(Includes 1,009,379 shares of underlying convertible debentures.)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,049,579(Includes 1,009,379 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,049,579(Includes 1,009,379 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13.4%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                       --------------------
CUSIP No. 050757103                                       Page 5 of 14 Pages
-------------------                                       --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gary N. Siegler

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,605,768   (Includes 1,548,304 shares of underlying convertible debentures.)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,605,768   (Includes 1,548,304 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,605,768   (Includes 1,548,304 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    19.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                       --------------------
CUSIP No. 050757103                                       Page 6 of 14 Pages
-------------------                                       --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Siegler, Collery & Co.'s Employees' Saving & Profit Sharing Plan

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   4,236   (Includes 4,236 shares of underlying convertible debentures.)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   4,236   (Includes 4,236 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   4,236   (Includes 4,236 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    .06%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    EP
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                       --------------------
CUSIP No.  050757103                                      Page 7 of 14 Pages
-------------------                                       --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter M. Collery

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,605,768(Includes 1,548,304 shares of underlying convertible debentures.)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,605,768   (Includes 1,548,304 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,605,768   (Includes 1,548,304 shares of underlying convertible debentures.)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    19.1%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                                          Page 8 of 14 Pages
                                  AMENDMENT
                                     No. 2
                                    TO THE
                                 SCHEDULE 13D


     The Reporting Persons consisting of SC Fundamental Inc., The SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., Siegler, Collery & Co.'s Employees' Saving and Profit Sharing Plan, Gary N. Siegler and Peter
M. Collery, hereby amend their Schedule 13D relating to the Common Stock, par value $0.01 per share, of Audiovox Corporation, ("the Issuer"), as set forth herein.

Item 3.   Source and Amount of Funds or Other Consideration

          The aggregate purchase price for the debentures, convertible into the Issuer's Common Stock, and the Issuer's Common Stock, the ("Shares"), purchased by the Reporting Persons as Reported in Item 5(c) of this Schedule 13D were as follows:

Name of Reporting Person                          Aggregate Purchase Price
Fund                                              $1,929,732

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on October 16, 1995, the Reporting Persons, by virtue of the language of Rule 13d-3, may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of shares of the Issuer's Common Stock that were reported to be outstanding in the Issuer's Form 10-Q for the fiscal quarter ended May 31, 1995).

                                                          Page 9  of 14 Pages


==============================================================================
==
        Name             Shares of Common Stock (1)       Percentage
--------------------------------------------------------------------------------
SC Fundamental Inc.      1,049,579                               13.4
--------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.         1,049,579                               13.4
--------------------------------------------------------------------------------
SC Fundamental
Value BVI, Inc.          556,189                                 7.6
--------------------------------------------------------------------------------
Gary N. Siegler          1,605,768                               19.1
--------------------------------------------------------------------------------
Peter M. Collery         1,605,768*                              19.1
--------------------------------------------------------------------------------
Siegler, Collery &
Co.'s Employees'
Saving and Profit
Sharing Plan                  4,236                              .06%
================================================================================


          (c) The following table sets forth transactions effected by the Fund, and by BVI Inc. on behalf of BVI Ltd. in the last 60 days. Unless otherwise noted, each of the transactions reflects a purchase by means of trades on the American Stock Exchange.






----------------
(1)  Includes shares of convertible subordinated debentures and shares of the
     Issuer's Common Stock.
*    Excludes 5,649 shares of underlying debentures of which, pursuant to a power of attorney granted by a charitable organization for which Mr. Collery acts as a Trustee, Mr. Collery may be deemed to be the beneficial owner pursuant to Rule 13d-3; however, Mr. Collery expressly disclaims personal beneficial ownership thereof.

                                                          Page 10 of 14 Pages



                Price Per
                Debenture ($)
                Expressed as a                   BVI Inc., on
                Percentage of                    Behalf of BVI
Trade Date      Par             Fund (Shares)1   Ltd. (Shares)1

8/29/95          68.4           20,000                  0
9/1/95           67.0           46,893            46,893*
9/7/95           65.6250        72,881             38,701




                                                 BVI Inc, on
                Price Per                        Behalf of BVI
Trade Date      Share ($)       Fund (Shares)1   BVI, Ltd.

9/27/95         5.75            6,450            3,550
9/28/95         5.75            2,700            1,500
9/29/95         5.75            2,850            1,550
10/11/95        5.2396          11,750           6,250
10/12/95        5.2816          5,700            3,000
10/13/95        5.1875          7,200            3,800
10/16/95        5.3102          3,550            1,850


---------
(1)  Reflects shares into which debentures are presently convertible.

*    Reflects a sale effected by means of a trade on the American Stock Exchange.

                                                          Page 11 of 14 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  October 17, 1995

SC FUNDAMENTAL INC.

     By:  /s/ Peter M. Collery
---------------------------------
              Peter M. Collery
              Vice President

THE SC FUNDAMENTAL VALUE FUND, L.P.

     By:  SC FUNDAMENTAL INC.

     By:  /s/ Peter M. Collery
----------------------------------
              Peter M. Collery
              Vice President

SC FUNDAMENTAL VALUE BVI, INC.

     By:  /s/ Peter M. Collery
----------------------------------
              Peter M. Collery
              Vice President

/s/ Gary N. Siegler
---------------------------------
    Gary N. Siegler


/s/ Peter M. Collery
---------------------------------
    Peter M. Collery

                                                          Page 12 of 14 Pages




SIEGLER, COLLERY & CO.'S EMPLOYEES' SAVING & PROFIT SHARING PLAN

     By:  /s/ Peter M. Collery
-----------------------------------------------------------------
              Peter M. Collery
              Trustee

                                                          Page 13 of 14 Pages


          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  October 17, 1995

SC FUNDAMENTAL INC.

     By:
---------------------------------
              Peter M. Collery
              Vice President

THE SC FUNDAMENTAL VALUE FUND, L.P.

     By:  SC FUNDAMENTAL INC.

     By:
----------------------------------
              Peter M. Collery
              Vice President

SC FUNDAMENTAL VALUE BVI, INC.

     By:
----------------------------------
              Peter M. Collery
              Vice President


---------------------------------
    Gary N. Siegler


---------------------------------
    Peter M. Collery

                                                          Page 14 of 14 Pages


SIEGLER, COLLERY & CO.'S EMPLOYEES' SAVING & PROFIT SHARING PLAN


     By:
-----------------------------------------------------------------
              Peter M. Collery
              Trustee